Exhibit 99.1

For Immediate Release	Media Contact:	Jackie Smith (803) 231-3486

South State Corporation Reports Second Quarter 2020 Results and

Declares Quarterly Cash Dividend

WINTER HAVEN, FL—July 30, 2020—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and six-month period ended June 30, 2020.

The Company reported consolidated net loss of ($1.96) per diluted common share for the three months ended June 30, 2020, compared to net income of $0.71 per diluted common share for the three months ended March 31, 2020.  Contributing to the net loss was the initial provision for credit losses (“PCL”) recorded on acquired non-purchase credit deteriorated (“NonPCD”) loans and unfunded commitments (“UFC”) which totaled $119 million, pre-tax, and merger-related costs of $40 million, pre-tax.

Adjusted net income (non-GAAP) totaled $0.89 per diluted share for the three months ended June 30, 2020, compared to $0.82 per diluted share, in the first quarter of 2020, and compared to $1.40 per diluted share in the year ago period.  Adjusted net income includes two primary adjustments:  (1) the initial PCL on NonPCD loans and UFC of $92 million, after-tax, and (2) merger-related costs of $31 million, after-tax.

Highlights of the second quarter included:

●	Closed the merger of equals with CenterState Bank Corporation (“CSFL”) on June 7th (see page 7 for additional details).
●	After recording a total loan loss provision expense of $151 million, $119 million of which was for the CenterState acquired NonPCD loans and unfunded commitments (the initial provision), and after $40 million in merger-related costs, the company reported a net loss of ($85 million) for the quarter, resulting in an ROAA of (1.49%), annualized. The initial provision expense on the acquired NonPCD loans is a result of the accounting requirements for mergers under the Current Expected Credit Loss (“CECL”) standard, which became effective in 2020.
●	The quarter’s results only include the operations of CenterState for the final 23 days of the quarter. On a combined historical basis* (as if the companies had been merged for the full quarter, a Non-GAAP measure), Pre-Provision Net Revenue (“PPNR”) was $157 million, for a 1.68% PPNR ROAA. On the same combined basis, the Company had record revenue for the quarter.
●	Strong core deposit growth.
●	Minimal net charge-offs of $101,000, or 0.00% annualized.
●	Significant allowance for credit losses and credit marks on the balance sheet due to provision for credit losses and required purchase accounting marks.
●	Ending tangible book value (“TBV”) per share of $38.33, up $0.32 from Q1.

“We are pleased to have closed our merger of equals between South State and CenterState on June 7th”, said John C. Corbett, Chief Executive Officer.  “While accounting rules under the recently-implemented CECL standard required us to book a large provision for credit loss expense on the closing of the merger, leading us to report a net loss for the quarter, I am very pleased with the underlying fundamental operating performance of the Company.”

*      The combined historical information presented is based on the reported GAAP results of the Company for three-month period ended June 30, 2019 and historical GAAP results of CenterState for the period from April 1, 2020 through June 7, 2020.  The combined historical financial information set forth in this release has not been prepared in accordance with Article 11 of Regulation S-X, and therefore does not reflect any of the pro forma adjustments that would be required thereby.

“53 days into our merger, we are off to a solid start,” said Robert R. Hill, Jr., Executive Chairman. “We are building a sound, profitable, and growing company and I am pleased with our team’s progress to date.”

“In a quarter in which over 90% of our employees are working from home, the team produced record revenues”, Corbett continued.  “And, while we are operating in an uncertain economic environment due to the pandemic, our credit metrics remain at strong levels, with low past dues, minimal charge-offs, and low non-performing assets.  The underlying performance of the business, the loss absorption capacity existing on the balance sheet post-merger, and the way our team has performed give me great confidence in the future.”

COVID-19 Response

Our team continues to respond impressively to the challenges presented by the COVID-19 pandemic.  The health and safety of our employees and customers remain our top priority.  We continue to adjust our operations to adhere to CDC and local government recommendations in the markets we serve.  Our branch drive-through locations remain open and our digital channels have been key in delivery of essential banking services to customers.  Many of our support personnel continue to work from home.

Loan / Deposit Growth

As of June 30, 2020, we have assisted our customers with over 19,000 Paycheck Protection Program (“PPP”) loans with an outstanding balance of $2.3 billion.   We have recognized $7.3 million in deferred loan fees, net of costs related to these loans in the income statement, and have another $66.6 million net to be recognized over the life of these loans.  During the second quarter, net loans grew $15.3 billion due to the merger with CenterState and the PPP loans.  With the merger as well as strong customer deposit growth, total deposits ended the quarter up $17.6 billion, including core deposit growth of $15.1 billion.

Quarterly Cash Dividend and 2020 Annual Meeting of Shareholders

The Company’s Board of Directors declared a common stock dividend of $0.47 per share, payable on August 21, 2020 to shareholders of record as of August 14, 2020.

The Board of Directors also established that the Company’s 2020 Annual Meeting of Shareholders will be held on Wednesday, September 30, 2020, at 10:00 a.m., Eastern Time, at One Buckhead Plaza, 3060 Peachtree Road, N.W., Atlanta, Georgia 30305. The record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the 2020 Annual Meeting shall be the close of business on Monday, August 10, 2020. Because the date of the 2020 Annual Meeting differs by more than thirty days from the anniversary date of the 2019 Annual Meeting of Stockholders, which was held on April 25, 2019, the deadlines for any shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and for any shareholder nomination or proposal outside of Rule 14a-8, as listed in the Company’s 2019 Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2019, are no longer applicable. Pursuant to the Company’s bylaws and Rule 14a-5(f) of the Exchange Act, the Company is hereby providing notice of the revised deadlines for such proposals via this Form 8-K.

To be considered for inclusion in this year’s proxy materials for the 2020 Annual Meeting, shareholder proposals must be submitted in writing by August 9, 2020. In addition to complying with this deadline, shareholder proposals intended to be considered for inclusion in the Company’s proxy materials for the 2020 Annual Meeting must also comply with the Company’s bylaws and all applicable rules and regulations promulgated by the SEC under the Exchange Act. Additionally, any shareholder who intends to submit a proposal regarding a director nomination or who intends to submit a proposal regarding any other matter of business at the 2020 Annual Meeting to be included in the Company’s proxy materials for the 2020 Annual Meeting must also ensure that notice of any such nomination or proposal (including any additional information specified in the bylaws) is received by the Corporate Secretary at the Company’s principal executive offices on or before the close of business on August 9, 2020. The August 9, 2020 deadline will also apply in determining whether notice of a shareholder proposal is timely for purposes of exercising discretionary voting authority with respect to proxies under Rule 14a-4(c)(1) of the Exchange Act.   Further, under the Company’s bylaws, shareholder proposals not intended for inclusion in 2020 Annual Meeting proxy statement pursuant to Rule 14a-8 but intended to be raised at the 2020 Annual Meeting must be received no later than August 9, 2020, and must comply with the procedural, informational and other requirements outlined in the Company’s bylaws.

Any shareholder proposal for inclusion in the Company’s proxy materials, notice of proposed business to be brought before the 2020 Annual Meeting or director nomination should be sent to: Corporate Secretary, South State Corporation, 1101 First Street South, Winter Haven, Florida 33880.

Second Quarter 2020 Financial Performance

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,
INCOME STATEMENT	2020	2020	2019	2019	2019	2020	2019
Interest income
Loans, including fees (6)	$167,707	$133,034	$132,615	$134,953	$135,388	$300,741	$267,222
Investment securities, federal funds sold and securities purchased under agreements to resell	12,857	14,766	14,839	15,048	14,594	27,623	26,150
Total interest income	180,564	147,800	147,454	150,001	149,982	328,364	293,372
Interest expense
Deposits	12,624	14,437	15,227	16,655	17,393	27,061	34,038
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	5,383	5,350	5,771	5,973	5,410	10,732	8,888
Total interest expense	18,007	19,787	20,998	22,628	22,803	37,793	42,926
Net interest income	162,557	128,013	126,456	127,373	127,179	290,571	250,446
Provision for credit losses	151,474	36,533	3,557	4,028	3,704	188,007	5,192
Net interest income after provision for loan losses	11,083	91,480	122,899	123,345	123,475	102,564	245,254
Noninterest income	54,347	44,132	36,307	37,582	37,618	98,479	69,676
Pre-tax operating expense	134,634	103,118	99,134	96,364	97,803	237,753	194,928
Merger and/or branch consolid. expense	40,279	4,129	1,494	—	2,078	44,408	3,058
Federal Home Loan Bank advances prepayment fee	199	—	—	—	—	199	134
Pension plan termination expense	—	—	—	—	9,526	—	9,526
Total noninterest expense	175,112	107,247	100,628	96,364	109,407	282,360	207,646
(Loss) income before provision for income taxes	(109,682)	28,365	58,578	64,563	51,686	(81,317)	107,284
Provision for income taxes	(24,747)	4,255	9,487	12,998	10,226	(20,492)	21,457
Net (loss)income	$(84,935)	$24,110	$49,091	$51,565	$41,460	$(60,825)	$85,827

Adjusted net income (non-GAAP) (3)
Net income (loss) (GAAP)	$(84,935)	$24,110	$49,091	$51,565	$41,460	$(60,825)	$85,827
Securities gains, net of tax	—	—	(20)	(349)	(1,371)	—	(1,803)
FHLB prepayment penalty	154	—	—	—	—	154	107
Pension plan termination expense, net of tax	—	—	—	—	7,641	—	7,641
Initial provision for credit losses - NonPCD loans and UFC	92,212	—	—	—	—	92,212	—
Merger and/or branch consolid. expense	31,191	3,510	1,252	—	1,667	34,701	2,449
Adjusted net income (non-GAAP)	$38,622	$27,620	$50,323	$51,216	$49,397	$66,242	$94,221

Basic (loss) earnings per common share	$(1.96)	$0.72	$1.46	$1.51	$1.18	$(1.58)	$2.43
Diluted (loss)earnings per common share	$(1.96)	$0.71	$1.45	$1.50	$1.17	$(1.58)	$2.42
Adjusted net income per common share - Basic (non-GAAP) (3)	$0.89	$0.82	$1.49	$1.50	$1.41	$1.72	$2.67
Adjusted net income per common share - Diluted (non-GAAP) (3)	$0.89	$0.82	$1.48	$1.49	$1.40	$1.72	$2.66
Dividends per common share	$0.47	$0.47	$0.46	$0.43	$0.40	$0.94	$0.78
Basic weighted-average common shares outstanding	43,317,736	33,566,051	33,677,851	34,056,771	35,089,129	38,438,535	35,267,574
Diluted weighted-average common shares outstanding	43,317,736	33,804,908	33,964,216	34,300,206	35,299,747	38,438,535	35,461,383
Adjusted diluted weighted-average common shares outstanding *	43,606,333	33,804,908	33,964,216	34,300,206	35,299,747	38,793,092	35,461,383
Effective tax rate	22.56%	15.00%	16.20%	20.13%	19.78%	25.20%	20.00%

*    Adjusted diluted weighted average common shares was calculated with the result of adjusted net income (non-GAAP).

The Company reported consolidated net loss of ($84.9) million, or ($1.96) per diluted common share for the three-months ended June 30, 2020, a decrease of $109.0 million, or $2.67 per diluted common share, from the first quarter of 2020.  The net loss in the second quarter of 2020 was the result of the initial PCL recorded on the acquired NonPCD loans and the merger-related cost incurred from the merger with CSFL.  Weighted-average diluted shares increased by 9.5 million shares, or 28.1%, compared to the first quarter of 2020, due primarily to the merger with CSFL in early June, in which the Company issued 37.3 million shares.  Net interest income increased by $34.5 million, compared to the first quarter of 2020, on lower interest expense of $1.8 million and higher interest income of $32.8 million.  The PCL increased by $114.9 million, due to the PCL on NonPCD loans and unfunded commitments associated with CSFL.  Noninterest income was up $10.2 million compared to first quarter of 2020 to $54.3 million in the second quarter of 2020, due to the strong results from mortgage banking and correspondent banking and capital markets income.  Correspondent banking was added to the Company from the merger with CSFL and contributed $8.3 million in the month of June.  Noninterest expense was higher in the second quarter of 2020 compared to the first quarter of 2020 by $67.9 million due primarily to higher salaries and employee benefits totaling $20.7 million and higher merger-related costs of $36.2 million.  Adjusted noninterest expense was up approximately 30% over first quarter 2020, which relates directly to the addition of CSFL operating expense in the month of June.  The efficiency ratio and adjusted efficiency ratio were 80.5% and 61.9% in 2Q 2020, respectively, compared to 62.1% and 59.7% in 1Q 2020, respectively.

Current Expected Credit Losses (“CECL”)

Effective January 1, 2020, the Company adopted ASU 2016-13 (“CECL”), which impact the allowance for loan losses and the liability for UFC.  CECL requires that any allowance for credit losses (“ACL”) related to NonPCD loans be charged to the income statement.  Therefore, during the second quarter of 2020, the Company recorded $119.1 million in provision for credit losses related to acquired CSFL NonPCD loans and UFC.  Below is a table showing the roll forward of the ACL and UFC for the second quarter of 2020:

	Allowance for Credit Losses ("ACL & UFC")
	NonPCD ACL	PCD ACL	UFC	Total
Ending balance 3/31/2020	$137,376	$7,409	$8,555	$153,340
ACL - PCD loans from CSFL		150,946		150,946
Initial provision for credit losses - CSFL	109,442		9,637	119,079
Charge offs	(1,638)			(1,638)
Acquired charge offs	(728)	(65)		(793)
Recoveries	1,206			1,206
Acquired recoveries	351	773		1,124
Provision for credit losses	34,292	(4,756)	2,859	32,395
Ending balance 6/30/2020	$280,301	$154,307	$21,051	$455,659

Period end loans (includes PPP Loans)	$22,175,393	$3,323,754	$25,499,147	$25,499,147
Reserve to Loans (includes PPP Loans)	1.26%	4.64%	0.08%	1.79%
Period end loans (excludes PPP Loans)	$19,839,060	N/A	$23,162,814	$23,162,814
Reserve to Loans (excludes PPP Loans)	1.41%	N/A	0.09%	1.97%

The ACL related to all loans totals $434.6 million compared to $144.8 million at March 31, 2020, and was recorded as a contra asset on its own line within the balance sheet, while the liability for UFC of $21.1 million was recorded on its own line in the liabilities section of the balance sheet.  The total provision for credit losses, including the initial provision for credit losses  – CSFL, totaled $151.5 million for the second quarter of 2020 and was recorded in the income statement, accordingly.  In the first quarter of 2020, the provision for credit losses totaled $36.5 million.

Income Tax Expense

During the second quarter of 2020, our effective tax rate increased to 22.56% from 15.00% in the first quarter of 2020 and from 19.78% in the second quarter of 2019.  The primary reason for the increase in the effective tax rate compared to the first quarter of 2020 was a pre-tax book loss that was generated during the current quarter.  This along with the other rate reducing items also shown in the first quarter of the year increased the benefit that was recorded for the quarter.  This is also what drove the increase in the rate from the second quarter of 2019, along with additional federal tax credits available in the current quarter.

Balance Sheet and Capital

(dollars in thousands, except per share and share data)

	Ending Balance
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
BALANCE SHEET	2020	2020	2019	2019	2019
Assets
Cash and cash equivalents	$4,363,708	$1,262,836	$688,704	$719,194	$851,971
Investment securities:
Securities available for sale, at fair value	3,138,212	1,971,195	1,956,047	1,813,134	1,717,276
Other investments	133,430	62,994	49,124	49,124	49,124
Total investment securities	3,271,642	2,034,189	2,005,171	1,862,258	1,766,400
Loans held for sale	603,275	71,719	59,363	87,393	47,796
Loans:
Acquired - PCD	3,323,754	311,271	356,782	390,714	419,961
Acquired - NonPCD	11,577,833	1,632,700	1,760,427	1,965,603	2,180,281
Non-acquired	10,597,560	9,562,919	9,252,831	8,928,512	8,621,327
Less allowance for loan losses	(434,608)	(144,785)	(56,927)	(54,937)	(53,590)
Loans, net	25,064,539	11,362,105	11,313,113	11,229,892	11,167,979
Bank property held for sale	25,541	5,412	5,425	8,424	5,785
Other real estate owned ("OREO")	18,016	7,432	6,539	4,991	8,721
Premises and equipment, net	627,943	312,151	317,321	323,506	321,348
Bank owned life insurance	556,807	233,849	234,567	233,206	231,708
Deferred tax asset	107,532	46,365	31,316	27,844	28,240
Mortgage servicing rights	25,441	26,365	30,525	28,674	30,332
Core deposit and other intangibles	170,911	46,809	49,816	53,083	56,351
Goodwill	1,603,383	1,002,900	1,002,900	1,002,900	1,002,900
Other assets	1,286,618	230,779	176,332	170,717	163,806
Total assets	$37,725,356	$16,642,911	$15,921,092	$15,752,082	$15,683,337

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$9,915,700	$3,367,422	$3,245,306	$3,307,532	$3,255,906
Interest-bearing	20,041,585	8,977,125	8,931,790	8,716,255	8,666,374
Total deposits	29,957,285	12,344,547	12,177,096	12,023,787	11,922,280

Federal funds purchased and securities sold under agreements to repurchase	720,479	325,723	298,741	269,072	298,029
Other borrowings	1,089,279	1,316,100	815,936	815,771	816,414
Reserve for unfunded commitments	21,051	8,555	335	335	335
Other liabilities	1,445,411	326,943	255,971	292,161	272,301
Total liabilities	33,233,506	14,321,868	13,548,079	13,401,126	13,309,359

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 160,000,000 shares	177,268	83,611	84,361	84,757	86,839
Surplus	3,759,166	1,584,322	1,607,740	1,617,004	1,676,229
Retained earnings	542,677	643,345	679,895	646,325	609,444
Accumulated other comprehensive income	12,739	9,765	1,017	2,870	1,466
Total shareholders' equity	4,491,850	2,321,043	2,373,013	2,350,956	2,373,978
Total liabilities and shareholders' equity	$37,725,356	$16,642,911	$15,921,092	$15,752,082	$15,683,337

Common shares issued and outstanding	70,907,119	33,444,236	33,744,385	33,902,726	34,735,587

At June 30, 2020, the Company’s total assets were $37.7 billion, an increase of $21.1 billion from March 31, 2020, and an increase of 126.7%.  The changes in each line item during the quarter were primarily the result of the merger with CSFL.  Below are highlights:

1.	Cash and cash equivalents increased by $3.1 billion, due to the deposits that many customers have placed with the Company through the Paycheck Protection Program from both South State and CenterState, and the disposition of securities at CenterState prior to the merger.
2.	Investment securities portfolio increased by $1.2 billion, and totaled $3.3 billion, representing 8.7% of total assets.
3.	Non-interest bearing deposits increased by $6.5 billion.
4.	Interest bearing deposits grew by $11.1 billion.
5.	Other borrowings decreased by $500.0 million due to repaying $300.0 million of FHLB advances and $200.0 million Federal Reserve borrowings.

6.	Equity increased by $2.2 billion from the following: (a) the Company issued 37.3 million shares at $60.27 per share in the merger with CSFL totaling $2.2 billion, (b) other comprehensive income increased by $3.0 million and (c) impact of stock awards increased equity by $6.7 million, which were offset by (d) quarterly dividend of $15.7 million, (e) the quarterly net loss of $84.9 million.

The Company’s book value per common share decreased to $63.35 per share at June 30, 2020, compared to $69.40 per share at March 31, 2020 and $68.34 at June 30, 2019.  TBV per common share increased by $0.32 per share to $38.33 at June 30, 2020, compared to $38.01 at March 31, 2020, and increased by $0.48 per share, or 1.3%, from $37.85 at June 30, 2019.    Total equity (capital) increased by $2.2 billion as a result of the merger with CSFL in June.

Merger with CSFL

The merger with CSFL closed on June 7, 2020, ahead of our original expectation of the third quarter of 2020 and despite the many challenges faced in the current environment.  The Company issued 37,271,069 shares using an exchange ratio of 0.3001. The total purchase price was $2.262 billion. The initial (preliminary) allocation of the purchase price to the fair value of assets and liabilities acquired was completed and is included the following table:

South State Corporation			Fair Value of
CenterState Bank Corporation			Net Assets
Merger Date of June 7, 2020			Acquired at
	As Recorded	Fair Value	Date of
(Dollars in thousands)	by CSFL	Adjustments	Acquisition
Assets
Cash and cash equivalents	$2,566,450	$—	$2,566,450
Investment securities	1,188,403	5,507	1,193,910
Loans held for sale	453,578	—	453,578
Loans	12,969,091	(48,342)	12,920,749
Premises and equipment	324,396	2,392	326,788
Intangible assets	1,294,211	(1,163,349)	130,862
Other real estate owned and repossessed assets	10,849	(791)	10,058
Bank owned life insurance	333,053	—	333,053
Deferred tax asset	54,123	(8,681)	45,442
Other assets	1,061,136	(604)	1,060,532
Total assets	$20,255,290	$(1,213,868)	$19,041,422

Liabilities
Deposits:
Noninterest-bearing	$5,291,443	$—	$5,291,443
Interest-bearing	10,312,370	19,702	10,332,072
Total deposits	15,603,813	19,702	15,623,515

Federal funds purchased and securities sold under agreements to repurchase	401,546	—	401,546
Other borrowings	278,900	(7,401)	271,499
Other liabilities	1,088,048	(4,592)	1,083,456
Total liabilities	17,372,307	7,709	17,380,016
Net identifiable assets acquired over liabilities assumed	2,882,983	(1,221,577)	1,661,406
Goodwill	600,483	600,483
Net assets acquired over liabilities assumed	$2,882,983	$(621,094)	$2,261,888

Consideration:
South State Corporation common shares issued			37,271,069
Purchase price per share of the Company's common stock			$60.27
Company common stock issued and cash exchanged for fractional shares			$2,246,401
Stock Option Conversion			8,080
Restricted Stock Conversion			7,407
Fair value of total consideration transferred			$2,261,888

Below are observations of the merger between the Company and CSFL:

●	Goodwill was approximately $815.0 million less than announced in January 2020, due primarily to the stock price decline from $85.52 on January 24, 2020 to $60.27 at closing.
●	Core deposit intangible of 1.75%, or $190.5 million was modeled compared to actual result of 1.14% (pre-tax), or $125.9 million.
●	The fair value adjustments for the loans (excluding PPP loans acquired) resulted in $269.1 million discount, or 2.26%, compared to $130.0 million, or 1.1%, originally modeled.
●	On track to achieve approximately $80.0 million of cost saves, or 10%, of the combined entity’s noninterest expense.
●	Merger cost incurred during the first and second quarters have been as expected.
●	We are now fully focused on the integration and conversion aspects of the combined company and expect the core conversion to occur in the second quarter of 2021.

The following table presents a summary of the loan portfolio by type (dollars in thousands):

	Ending Balance
	June 30,	March 31,	December 31,	September 30,	June 30,
LOAN PORTFOLIO	2020	2020	2019	2019	2019
Commercial non-owner occupied real estate:
Construction and land development	$1,999,062	$1,105,308	$1,016,692	$1,024,627	$956,548
Commercial non-owner occupied	6,021,317	2,371,371	2,322,590	2,356,335	2,397,240
Total commercial non-owner occupied real estate	8,020,379	3,476,679	3,339,282	3,380,962	3,353,788
Consumer real estate:
Consumer owner occupied	4,421,247	2,665,405	2,704,405	2,757,424	2,759,920
Home equity loans	1,378,406	758,482	758,020	773,363	778,234
Total consumer real estate	5,799,653	3,423,887	3,462,425	3,530,787	3,538,154
Commercial owner occupied real estate	4,762,520	2,177,738	2,158,701	2,093,795	2,047,933
Commercial and industrial	5,341,363	1,418,421	1,386,303	1,261,527	1,271,464
Other income producing property	650,237	327,696	346,554	361,879	367,353
Consumer non real estate	916,623	674,791	662,883	654,422	641,276
Other	8,372	7,678	13,892	1,457	1,601
Total loans	$25,499,147	$11,506,890	$11,370,040	$11,284,829	$11,221,569

Performance and Capital Ratios

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
PERFORMANCE RATIOS	2020	2020	2019	2019	2019	2020	2019
Return on average assets (annualized)	-1.49%	0.60%	1.23%	1.31%	1.08%	-0.63%	1.14%
Adjusted return on average assets (annualized) (non-GAAP) (3)	0.68%	0.69%	1.26%	1.30%	1.28%	0.68%	1.26%
Return on average equity (annualized)	-11.78%	4.15%	8.26%	8.70%	6.98%	-4.67%	7.29%
Adjusted return on average equity (annualized) (non-GAAP) (3)	5.36%	4.75%	8.47%	8.64%	8.32%	5.09%	8.01%
Return on average tangible common equity (annualized) (non-GAAP) (5)	-19.71%	8.35%	15.79%	16.62%	13.38%	-7.52%	14.01%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (5)	10.23%	9.45%	16.17%	16.51%	15.79%	9.83%	15.30%
Efficiency ratio (tax equivalent)	80.52%	62.11%	61.64%	58.40%	66.87%	72.32%	65.10%
Adjusted efficiency ratio (non-GAAP) (7)	61.91%	59.72%	60.73%	58.40%	59.78%	60.89%	61.12%
Dividend payout ratio (2)	N/A	65.70%	31.62%	28.48%	33.89%	N/A	32.03%
Book value per common share	$63.35	$69.40	$70.32	$69.34	$68.34
Tangible common equity per common share (non-GAAP) (5)	$38.33	$38.01	$39.13	$38.20	$37.85

CAPITAL RATIOS
Equity-to-assets	11.91%	13.95%	14.90%	14.92%	15.14%
Tangible equity-to-tangible assets (non-GAAP) (5)	7.56%	8.15%	8.88%	8.81%	8.99%
Tier 1 common equity (4) *	10.7%	11.0%	11.3%	11.2%	11.6%
Tier 1 leverage (4) *	13.3%	9.5%	9.7%	9.7%	10.0%
Tier 1 risk-based capital (4) *	10.7%	12.0%	12.3%	12.2%	12.6%
Total risk-based capital (4) *	12.9%	12.7%	12.8%	12.7%	13.1%

OTHER DATA
Number of branches	305	155	155	157	156
Number of employees (full-time equivalent basis)	5,369	2,583	2,547	2,544	2,544

*    The regulatory capital ratios presented above include the assumption of the transitional method relative to recent legislation by Congress in relief of COVID-19 pandemic on the economy and financial institutions in the United States.  The referenced relief allows a total five-year phase in of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID-19.

Asset Quality

	Ending Balance
	June 30,	Mar. 31,	Dec. 31,	Sept 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2019	2019
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$22,883	$23,912	$22,816	$19,187	$15,605
Non-acquired OREO and other nonperforming assets	1,689	941	1,011	1,464	1,321
Total non-acquired nonperforming assets	24,572	24,853	23,827	20,651	16,926
Acquired
Acquired nonperforming loans (2019 periods acquired non-credit impaired loans only) *	100,399	32,791	11,114	9,596	9,985
Acquired OREO and other nonperforming assets	16,987	6,802	5,848	7,207	7,680
Total acquired nonperforming assets	117,386	39,593	16,962	16,803	17,665
Total nonperforming assets *	$141,958	$64,446	$40,789	$37,454	$34,591

	Three Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept 30,	June 30,
	2020	2020	2019	2019	2019
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	N/A	N/A	0.62%	0.62%	0.62%
Allowance for credit losses as a percentage of loans	1.70%	1.26%	N/A	N/A	N/A
Allowance for credit losses as a percentage of loans, excluding PPP loans	1.88%	N/A	N/A	N/A	N/A
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	N/A	N/A	249.50%	286.32%	343.42%
Allowance for credit losses as a percentage of nonperforming loans *	352.53%	255.34%	N/A	N/A	N/A
Net charge-offs on non-acquired loans as a percentage of average (annualized) (1)	N/A	N/A	0.06%	0.05%	0.02%
Net charge-offs as a percentage of average loans (annualized)	0.00%	0.05%	N/A	N/A	N/A
Net charge-offs on acquired loans as a percentage of average acquired loans (annualized) (1)	N/A	N/A	-0.01%	0.15%	0.25%
Total nonperforming assets as a percentage of total assets *	0.38%	0.39%	0.26%	0.24%	0.22%
Nonperforming loans as a percentage of period end loans *	0.48%	0.49%	0.30%	0.25%	0.23%

*    Total nonperforming assets now include nonaccrual loans that are purchase credit deteriorated (PCD loans).  In prior periods, these loans, which were called acquired credit impaired (“ACI”) loans were excluded from nonperforming assets.  The adoption of CECL resulted in the discontinuation of the pool-level accounting for ACI loans and replaced it with loan-level evaluation for PCD nonaccrual status.  The Company’s nonperforming loans increased by $21.0 million in the first quarter of 2020 from these loans.  The Company has not assumed or taken on any additional risk relative to these assets.  With the merger with CSFL, the amount of acquired nonaccruals loans increased by approximately $69.9 million.  Lastly, nonperforming assets have been reduced by former bank property held for sale.  Prior to the merger, the Company included this information in nonperforming assets but is now reported as a separate item on the balance sheet.  All periods have been reclassified to reflect this change.

Total nonperforming assets increased by $77.5 million to $141.9 million, representing 0.38% of total assets, a decrease of 1 basis point compared to March 31, 2020.  The increase was due primarily to the merger with CSFL and the addition of the nonaccrual loans and OREO acquired.  Non-acquired non-performing loans decreased by $1.0 million during the second quarter of 2020 to $22.9 million at June 30, 2020.  The ACL as a percentage of total nonperforming loans was 353% at June 30, 2020, up from 255% of total nonperforming loans at March 31, 2020.

At June 30, 2020, the ACL was $434.6 million, or 1.70%, of period end loans.  Additionally, unfunded commitments have a reserve of $21.1 million, or 0.08% of period end loans.  The ACL was $144.8 million, or 1.26%, of period end loans at March 31, 2020.  Net charge-offs totaled $101,000, or 0.00%, annualized of average total loans, in the second quarter of 2020 compared to $1.3 million, or 0.05%, annualized in the first quarter of 2020.

During the second quarter of 2020, the provision for credit losses totaled $151.5 million for the loan portfolio compared to $36.5 million for the provision for credit losses, in the first quarter of 2020.   The significant increase in the second quarter of 2020, was the result of the merger with CSFL and the initial provision for credit losses recorded on NonPCD loans acquired, the unfunded commitment liability related to CSFL, and the additional PCL related to non-acquired South State loans totaled $28.4 million.  This initial PCL on NonPCD acquired loans totaled $119.1 million.  With the adoption of CECL, non-acquired unfunded commitments reserve related to the South State portfolio was increased by $2.9 million through the provision for credit losses during the second quarter of 2020.

Total OREO increased during the second quarter of 2020 to $18.0 million, or $10.6 million from the balance at March 31, 2020, due to the merger with CSFL.

Net Interest Income and Margin

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$2,033,910	$432	0.09%	$538,310	$1,452	1.08%	$602,351	$3,426	2.28%
Investment securities (taxable)	1,426,206	10,920	3.08%	1,851,052	11,915	2.59%	1,429,378	9,551	2.68%
Investment securities (tax-exempt)	881,265	1,505	0.69%	171,674	1,399	3.28%	191,686	1,617	3.38%
Loans held for sale	203,267	1,498	2.96%	41,812	331	3.18%	33,804	337	4.00%
Loans	15,717,387	166,209	4.25%	11,439,676	132,703	4.67%	11,156,942	135,051	4.86%
Total interest-earning assets	20,262,035	180,564	3.58%	14,042,524	147,800	4.23%	13,414,161	149,982	4.48%
Noninterest-earning assets	2,636,890			2,010,409			2,004,786
Total Assets	$22,898,925			$16,052,933			$15,418,947

Interest-Bearing Liabilities:
Transaction and money market accounts	$8,132,276	$5,096	0.25%	$5,976,771	$7,682	0.52%	$5,515,060	$9,632	0.70%
Savings deposits	1,699,377	336	0.08%	1,323,770	650	0.20%	1,354,812	1,252	0.37%
Certificates and other time deposits	2,321,684	7,192	1.25%	1,642,749	6,104	1.49%	1,749,782	6,509	1.49%
Federal funds purchased and repurchase agreements	415,304	391	0.38%	328,372	615	0.75%	281,187	673	0.96%
Other borrowings	1,216,884	4,992	1.65%	887,431	4,735	2.15%	677,858	4,737	2.80%
Total interest-bearing liabilities	13,785,525	18,007	0.53%	10,159,093	19,786	0.78%	9,578,699	22,803	0.95%
Noninterest-bearing liabilities	6,212,957			3,557,492			3,458,506
Shareholders' equity	2,900,443			2,336,348			2,382,742
Total Non-IBL and shareholders' equity	9,113,400			5,893,840			5,841,248
Total liabilities and shareholders' equity	$22,898,925			$16,052,933			$15,419,947
Net interest income and margin (NON-TAX EQUIV.)		$162,557	3.23%		$128,014	3.67%		$127,179	3.80%
Net interest margin (TAX EQUIVALENT)			3.24%			3.68%			3.82%
Total Deposit Cost of Funds			0.29%			0.48%			0.59%
Overall Cost of Funds (including demand deposits)			0.37%			0.59%			0.71%

Non-taxable equivalent net interest income was $162.6 million for the second quarter of 2020, an increase of $34.5 million from the first quarter of 2020.  The increase resulted from higher interest income of $32.8 million, which was the result of our merger with CSFL in early June, thereby increasing the average balances of all assets.  Total interest expense declined by $1.8 million, even with the average balances increasing.  This was the result of the current low rate environment and the reduction in interest credited on deposit accounts and other borrowings.  Loan interest income included $10.1 million of loan interest income accretion in the second quarter of 2020 compared to $10.9 million in the first quarter of 2020.  The higher accretion in the first quarter of 2020 was directly related to the adoption of CECL and elimination of loan pools, resulting in an acceleration of the recognition of the loan discount.  The yield on the acquired loan portfolio declined to 5.08% compared 7.14% in the first quarter of 2020; while the non-acquired loan portfolio declined to 3.84% from 4.14% in the first quarter of 2020.  The average balance of loans increased by $4.3 billion in the second quarter of 2020, as a result of the merger with CSFL and PPP loans.

Tax-equivalent net interest margin declined by 44 basis points from the first quarter of 2020 and declined by 58 basis points from the second quarter of 2019.  These declines are directly attributable to the current economic environment from the COVID19 pandemic and the stimulus from the CARES Act.  Average balances increased due to the merger with CSFL in early June.  In response to the COVID pandemic, the Company reduced interest rates on both loans and deposits, and the second quarter of 2020 reflects many of the rate reductions that were initiated in March of 2020.  During the second quarter of 2020, the Company’s average total assets increased to $22.9 billion, an increase of $6.8 billion from the first quarter of 2020, and an increase of $7.5 billion from the second quarter of 2019.  Average earning assets totaled $20.3 billion up $6.2 billion from first quarter of 2020, and up $6.8 billion from the second quarter of 2019.  Average interest-bearing liabilities totaled $13.8 billion at June 30, 2020, an increase of $3.6 billion from March 31, 2020; and up $4.2 billion from June 30, 2019.  Average non-interest bearing liabilities increased by $2.7 billion, from March 31, 2020, to $6.2 billion; and was up $2.8 billion from June 30, 2019.  Including the impact of noninterest bearing deposits, the Company’s overall cost of funds declined to 37 basis points for the second quarter of 2020 compared to 59 basis points in the first quarter of 2020, and decreased from 71 basis points in the year ago period.

Acquired Loans and Loan Accretion

With the adoption of CECL, loan accretion, accretable yield, and the related discounts are now consistently accounted for within the balance sheet and income statement.  Acquired loans reflected the following results in the second quarter of 2020:

●	Contractual interest income totaled $56.5 million, or 4.31% yield.
●	Loan accretion totaled $10.1 million, compared to $10.9 million in the first quarter of 2020. The amount of accretion recognized in June related to the CSFL loan portfolio totaled $2.9 million.
●	Including the loan accretion, total interest income was $66.6 million on acquired loans resulting in 5.08% yield during the second quarter of 2020.

Below is a table of the remaining discount on acquired loans, which will be accreted into loan interest income over the contractual life of the loan and includes the additional discount recorded from the merger with CSFL (dollars in thousands):

Unrecognized discount on acquired loans
Beginning balance, March 31, 2020	$52,200
Additional discount from the CSFL merger	118,710
Loan accretion recognized in 2Q 2020	(10,108)
Ending balance, June 30, 2020	$160,802

Noninterest Income and Expense

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2019	2019	2020	2019
Noninterest income:
Fees on deposit accounts	$16,679	$18,141	$19,161	$19,725	$18,741	$34,820	$36,549
Mortgage banking income	18,371	14,647	3,757	6,115	5,307	33,018	7,692
Trust and investment services income	7,138	7,389	6,935	7,320	7,720	14,527	14,989
Securities gains, net	—	—	24	437	1,709	—	2,250
Correspondent banking and capital market income	10,067	493	1,357	690	861	10,560	846
Bank owned life insurance income	1,381	2,530	1,361	1,498	1,339	3,911	2,901
Recoveries of fully charged off acquired loans	—	—	2,232	1,401	1,347	—	3,214
Other	711	932	1,480	396	594	1,643	1,235
Total noninterest income	$54,347	$44,132	$36,307	$37,582	$37,618	$98,479	$69,676

Noninterest expense:
Salaries and employee benefits	$81,720	$60,978	$58,218	$59,551	$58,547	$142,698	$116,978
Pension plan termination expense	—	—	—	—	9,526	-	9,526
Occupancy expense	15,959	12,287	12,113	11,883	11,849	28,246	23,461
Information services expense	12,155	9,306	8,919	8,878	8,671	21,462	17,680
FHLB prepayment penalty	199	—	—	—	—	199	134
OREO expense and loan related	1,107	587	1,013	597	881	1,694	1,632
Business development and staff related	1,447	2,244	2,905	2,018	2,171	3,691	4,459
Amortization of intangibles	4,665	3,007	3,267	3,268	3,268	7,672	6,549
Professional fees	2,848	2,494	2,862	2,442	2,781	5,342	5,021
Supplies, printing and postage expense	1,610	1,505	1,464	1,418	1,495	3,115	2,999
FDIC assessment and other regulatory charges	2,403	2,058	1,327	228	1,455	4,461	2,990
Advertising and marketing	531	814	1,491	1,052	959	1,345	1,766
Other operating expenses	10,189	7,838	5,555	5,029	5,726	18,027	11,393
Branch consolid. or merger / convers related exp.	40,279	4,129	1,494	—	2,078	44,408	3,058
Merger and branding related expense	—	—	—	—	—	—	—
Total noninterest expense	$175,112	$107,247	$100,628	$96,364	$109,407	$282,360	$207,646

Noninterest income totaled $54.3 million for the second quarter of 2020 compared to $44.1 million in the first quarter of 2020, an increase of $10.2 million.  The largest variance came from the addition of correspondent banking income from the CSFL merger, which resulted in an increase of $8.3 million and capital markets income improved by $1.3 million.  Mortgage banking income improved by $3.7 million from the gain on sale of mortgage loans in secondary market of $13.0 million, which was partially offset by the MSR, net of the hedge, of $9.3 million.   These increases were partially offset by decreases in fees on deposit accounts of $1.5 million, primarily from lower NSF fees, lower Bank owned life insurance income primarily from a death claim received in the first quarter of 2020 that totaled $1.2 million and lower wealth income of $251,000.  The impact of CSFL on the second quarter reflects only 23 days of June.

Compared to the second quarter of 2019, noninterest income increased by $16.7 million due to the impact of correspondent banking and capital markets income discussed above and improved mortgage banking income which increased by $13.0 million.  Secondary market mortgage income was up $18.4 million from the increase in the mortgage pipeline and the higher margin; offset partially by MSR, net of the hedge, which decreased by $5.4 million.  These increases were offset by the following:  no securities gains or losses in 2Q 2020 compared to a gain of $1.7 million, no recoveries from acquired loans (which now flow through the allowance for credit losses) resulted in a $1.3 million decrease, and a decline in service charges on deposit accounts of $2.0 million, reflective of higher deposit balances and less NSF fees.

Noninterest expense was $175.1 million in the second quarter of 2020, an increase of $67.9 million from $107.2 million in the first quarter of 2020.  The increase was primarily related to the addition of expense from the merger with CSFL.  Merger-related costs totaled $40.3 million for the quarter and was an increase $36.2 million from the first quarter of 2020.  The other line items of noninterest expense reflect approximately a 30% increase in the aggregate reflective of the expenses incurred with the addition of CSFL in the second quarter.  Adjusted noninterest expense totaled $134.6 million in 2Q 2020, which was $31.5 million higher than first quarter of 2020, and resulted in an adjusted efficiency ratio of 61.9% compared to 59.7%, in first quarter of 2020.

Compared to the second quarter of 2019, noninterest expense was higher by $65.7 million.  The net increase was primarily due the merger with CSFL in June 2020, and includes $38.2 million of additional merger-related or branch consolidation cost.  Adjusted noninterest expense (non-GAAP) increased $36.8 million, compared to the second quarter of 2019.

Conference Call

South State Corporation (NASDAQ:SSB) will announce its second quarter 2020 earnings results in a news release after the market closes on July 30, 2020.  At 10 a.m. Eastern Time on July 31, 2020, South State will host a conference call to discuss its second quarter results.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10146098.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning July 31, 2020 by 2:00 p.m. Eastern Time until 9:00 a.m. on August 14, 2020.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10146098.

***************

South State Corporation (NASDAQ: SSB) is a financial services company headquartered in Winter Haven, Florida. South State Bank, N.A., the company’s nationally chartered bank subsidiary, provides consumer, commercial, mortgage and wealth management solutions to more than one million customers throughout Florida, Alabama, Georgia, the Carolinas and Virginia. The bank also serves clients coast to coast through its correspondent banking division. Additional information is available at SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

Pre-provision net revenue (in thousands)	June 30, 2020
Net loss (GAAP)	$(84,935)
PCL legacy SSB	31,259
PCL legacy CSB NonPCD and UFC - Day 1	119,079
PCL legacy CSB for June	1,136
Tax provision (benefit)	(24,747)
Merger-related costs	40,279
FHLB advance prepayment cost	199
CSB pre-merger PPNR	74,791
Pre-provision net revenue (PPNR) Non-GAAP	$157,061
SSB average asset balance June 30, 2020 (GAAP)	$22,898,925
CSB average asset balance pre-merger	14,604,081
Total average balance June 30, 2020 (Non-GAAP)	$37,503,006	1.68	% ROAA PPNR

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
RECONCILIATION OF GAAP TO Non-GAAP	2020	2020	2019	2019	2019	2020	2019
Adjusted net income (non-GAAP) (3)
Net income (loss) (GAAP)	$(84,935)	$24,110	$49,091	$51,565	$41,460	$(60,825)	$85,827
Securities gains, net of tax	—	—	(20)	(349)	(1,371)	—	(1,803)
PCL - NonPCD loans & unfunded commitments	92,212	—	—	—	—	92,212	—
Pension plan termination expense, net of tax	—	—	—	—	7,641	—	7,641
FHLB prepayment penalty, net of tax	154	—	—	—	—	154	107
Merger and branch consolidation/acq. expense, net of tax	31,191	3,510	1,252	—	1,667	34,701	2,449
Adjusted net income (non-GAAP)	$38,622	$27,620	$50,323	$51,216	$49,397	$66,242	$94,221

Adjusted net income per common share - Basic (3)
Earnings (loss) per common share - Basic (GAAP)	$(1.96)	$0.72	$1.46	$1.51	$1.18	$(1.58)	$2.43
Effect to adjust for securities gains	—	—	(0.01)	(0.01)	(0.04)	—	(0.05)
Effect to adjust for PCL - NonPCD loans & unfunded commitments	2.13	—	—	—	—	2.40	—
Effect to adjust for pension plan termination expense, net of tax	—	—	—	—	0.22	—	0.22
Effect to adjust for FHLB prepayment penalty, net of tax	0.00	—	—	—	—	0.00	—
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.72	0.10	0.04	—	0.05	0.90	0.07
Adjusted net income per common share - Basic (non-GAAP)	$0.89	$0.82	$1.49	$1.50	$1.41	$1.73	$2.67

Adjusted net income per common share - Diluted (3)
Earnings (loss) per common share - Diluted (GAAP)	$(1.96)	$0.71	$1.45	$1.50	$1.17	$(1.58)	$2.42
Effect to adjust for securities gains	—	—	(0.01)	(0.01)	(0.04)	—	(0.05)
Effect to adjust for PCL - NonPCD loans & unfunded commitments	2.11	—	—	—	—	2.38	—
Effect to adjust for pension plan termination expense, net of tax	—	—	—	—	0.22	—	0.22
Effect to adjust for FHLB prepayment penalty, net of tax	0.00	—	—	—	—	0.00	—
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.72	0.11	0.04	—	0.05	0.89	0.07
Effect of adjusted weighted ave shares due to adjusted net income	0.02	0.01
Adjusted net income per common share - Diluted (non-GAAP)	$0.89	$0.82	$1.48	$1.49	$1.40	$1.71	$2.66

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	-1.49%	0.60%	1.23%	1.31%	1.08%	-0.63%	1.14%
Effect to adjust for securities gains	0.00%	0.00%	0.00%	-0.01%	-0.04%	0.00%	-0.02%
Effect to adjust for PCL - NonPCD loans & unfunded commitments	1.62%	0.00%	0.00%	0.00%	0.00%	0.95%	0.00%
Effect to adjust for pension plan termination expense, net of tax	0.00%	0.00%	0.00%	0.00%	0.20%	0.00%	0.10%
Effect to adjust for FHLB prepayment penalty, net of tax	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.55%	0.09%	0.03%	0.00%	0.04%	0.36%	0.04%
Adjusted return on average assets (non-GAAP)	0.68%	0.69%	1.26%	1.30%	1.28%	0.68%	1.26%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	-11.78%	4.15%	8.26%	8.70%	6.98%	-4.67%	7.29%
Effect to adjust for securities gains	0.00%	0.00%	0.00%	-0.06%	-0.23%	0.00%	-0.15%
Effect to adjust for PCL - NonPCD loans & unfunded commitments	12.79%	0.00%	0.00%	0.00%	0.00%	7.08%	0.00%
Effect to adjust for pension plan termination expense, net of tax	0.00%	0.00%	0.00%	0.00%	1.29%	0.00%	0.65%
Effect to adjust for FHLB prepayment penalty, net of tax	0.02%	0.00%	0.00%	0.00%	0.00%	0.01%	0.01%
Effect to adjust for merger & branch consol./acq expenses, net of tax	4.33%	0.60%	0.21%	0.00%	0.28%	2.67%	0.20%
Adjusted return on average equity (non-GAAP)	5.36%	4.75%	8.47%	8.64%	8.32%	5.09%	8.00%

Adjusted Return on Average Common Tangible Equity (3) (5)
Return on average common equity (GAAP)	-11.78%	4.15%	8.26%	8.70%	6.98%	-4.67%	7.29%
Effect to adjust for securities gains	0.00%	0.00%	0.00%	-0.06%	-0.23%	0.00%	-0.15%
Effect to adjust for PCL - NonPCD loans & unfunded commitments	12.79%	0.00%	0.00%	0.00%	0.00%	7.08%	0.00%
Effect to adjust for pension plan termination expense, net of tax	0.00%	0.00%	0.00%	0.00%	1.29%	0.00%	0.65%
Effect to adjust for FHLB prepayment penalty, net of tax	0.02%	0.00%	0.00%	0.00%	0.00%	0.01%	0.01%
Effect to adjust for merger & branch consol./acq expenses, net of tax	4.32%	0.60%	0.21%	0.00%	0.28%	2.67%	0.21%
Effect to adjust for intangible assets	4.88%	4.70%	7.70%	7.87%	7.47%	4.74%	7.29%
Adjusted return on average common tangible equity (non-GAAP)	10.23%	9.45%	16.17%	16.51%	15.79%	9.83%	15.30%

Adjusted efficiency ratio (5)
Efficiency ratio	80.52%	62.11%	61.64%	58.40%	66.87%
Effect to adjust for merger and branch consolidation related expenses	-18.61%	-2.39%	-0.91%	0.00%	-7.09%
Adjusted efficiency ratio	61.91%	59.72%	60.73%	58.40%	59.78%

Tangible Book Value Per Common Share (5)
Book value per common share (GAAP)	$63.35	$69.40	$70.32	$69.34	$68.34
Effect to adjust for intangible assets	(25.02)	(31.39)	(31.19)	(31.14)	(30.49)
Tangible book value per common share (non-GAAP)	$38.33	$38.01	$39.13	$38.20	$37.85

Tangible Equity-to-Tangible Assets (5)
Equity-to-assets (GAAP)	11.91%	13.95%	14.90%	14.92%	15.14%
Effect to adjust for intangible assets	-4.35%	-5.80%	-6.02%	-6.11%	-6.15%
Tangible equity-to-tangible assets (non-GAAP)	7.56%	8.15%	8.88%	8.81%	8.99%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.

(3)	Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, and merger and branch consolidation related expense. Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP. Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis: (a) pre-tax merger and branch consolidation related expense of $40.3 million, $4.1 million, $1.5 million, and $2.1 million, for the quarters ended June 30, 2020, March 31, 2020, December 31, 2019, and June 30, 2019, respectively; (b) securities (losses) gains, net of $24,000, $437,000, and $1.7 million, for the quarters ended December 31, 2019, September 30, 2019, and June 30, 2019, respectively; (c) Pension plan termination expense of $9.5 million for the quarter ended June 30, 2019; and (d) FHLB prepayment penalty of $199,000 and $134,000 for the quarter ended June 30, 2020 and March 31, 2019.
(4)	June 30, 2020 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.
(5)	The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets. The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income. Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP. The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.
(6)	Includes loan accretion (interest) income related to the discount on acquired loans of $10.1 million, $10.9 million $7.4 million, $8.1 million, and $9.1 million, respectively, during the five quarters above.
(7)	Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost, pension plan termination and the FHLB prepayment penalty divided by net interest income and noninterest income excluding securities gains (losses).

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements are based on, among other things, management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and South State. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. South State cautions readers that forward looking statements are subject to certain risks, uncertainties and assumptions that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following:  (1) economic downturn risk, potentially resulting in deterioration in the credit markets, greater than expected noninterest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (2) increased expenses, loss of revenues, and increased regulatory scrutiny associated with our total assets having exceeded $10.0 billion; (3) controls and procedures risk, including the potential failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures; (4) ownership dilution risk associated with potential acquisitions in which South State’s stock may be issued as consideration for an acquired company; (5) potential deterioration in real estate values; (6) the impact of competition with other financial institutions, including pricing pressures (including those resulting from the CARES Act) and the resulting impact, including as a result of compression to net interest margin; (7) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (8) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of South State’s equity; (9) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (10) risks associated with an anticipated increase in South State’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities South State desires to acquire are not available on terms acceptable to South State; (11) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (12) transaction risk arising from problems with service or product delivery; (13) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (14) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and including the impact of the recently enacted CARES Act, the Consumer Financial Protection Bureau rules and regulations, and the possibility of changes in accounting standards, policies, principles and practices, including changes in accounting principles relating to loan loss recognition (CECL); (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to the dependence of South State on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) greater than expected noninterest expenses; (20) noninterest income risk resulting from the effect of regulations that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, unless the consumer consents or opts‑in to the overdraft service for those types of transactions; (21) excessive loan losses; (22) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (23) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integration, including, without limitation, and potential difficulties in maintaining relationships with key personnel; (24) the risks of fluctuations in market prices for South State common stock that may or may not reflect economic condition or performance of South State; (25) the payment of dividends on South State common stock is subject to regulatory supervision as well as the discretion of the board of directors of South State, South State’s performance and other factors; (26) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisition, whether involving stock or cash consideration; (27) major catastrophes such as earthquakes, floods or other natural or human disasters, including infectious disease outbreaks, including the recent outbreak of a novel strain of coronavirus, a respiratory illness, the related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on South State and its customers and other constituencies; and (28) risks related to the merger of South State and CenterState, including, among others, (i) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (ii) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses, (iii) the amount of the costs, fees, expenses and charges related to the merger, (iv) reputational risk and the reaction of each company's customers, suppliers, employees or other business partners to the merger, and (29) other factors that may affect future results of South State and CenterState, as disclosed in South State’s Annual Report on Form 10-K, as amended, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and CenterState’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed by South State or CenterState, as applicable, with the U.S. Securities and Exchange Commission (“SEC”) and available on the SEC’s website at http://www.sec.gov, any of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.